EXHIBIT 4

                                [G&P LETTERHEAD]

April 15, 2004

Mr. Richard Goldring Scores Holding Company, Inc. 533-535 West 27th Street New York, NY 10001


         RE:      MODIFIED RETAINER AGREEMENT

Dear Mr. Goldring:

      Please accept this letter as confirmation that Scores Holding Company, Inc. (the "Company"), has agreed to modify the retainer agreement dated June 7, 2000 (the "Retainer") between the Company and Gottbetter & Partners, LLP. ("G&P"), effective April 15, 2004. The modification, which we understand was approved by the Company's Board of Directors, is for the Company to pay part of its outstanding bill for legal services with shares of the Company's common stock, $.001 par value.

      We understand that part of the outstanding bill will be satisfied by the issuance of 180,000 shares valued at $30,000. The board of directors has approved the filing of a registration on Form S-8 for these 180,000 shares. The legal services for which these shares are being registered and subsequently issued to Adam S. Gottbetter, a partner in G&P, did not include any services in connection with the offer or sale of securities in a capital raising transaction, and did not directly or indirectly promote or maintain a market for the Company's securities.

      Please note that this letter may be filed as an exhibit to the Form S-8. In order to effectuate the modification of the Retainer, please sign this letter and return it to my office. If you have any questions, please call me.

Sincerely,

GOTTBETTER & PARTNERS, LLP

/s/ Gottbetter & Partners, LLP

ACCEPTED AND AGREED:

SCORES HOLDING COMPANY, INC.

By:      /s/ Richard Goldring
         -----------------------
Name:    Richard Goldring
Title:   President



                                       6